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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Umbrella Bancorp, Inc.


We consent to incorporation by reference in the Registration Statements on Form S-8 (File Numbers 33-59856, 33-59858, 33-59860, 33-87202, and 33-13047) of
Umbrella Bancorp, Inc. (formerly, Argo Bancorp, Inc.) of our report dated March 26, 2002, relating to the consolidated statements of financial condition of Umbrella Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001, which report is included in this annual report on Form 10-K of Umbrella Bancorp, Inc.


                                             Crowe, Chizek and Company LLP

Oak Brook, Illinois
March 29, 2002